ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "***Agreement***") is entered into as of October 6, 2023 (the "***Effective Date***") between SIGMA ADDITIVE SOLUTIONS, INC. (formerly known as Sigma Labs, Inc.), a Nevada corporation ("***Seller***"), and Divergent Technologies, Inc., a Delaware corporation ("***Buyer***").

RECITALS

A. **WHEREAS**, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and conditions set forth herein, those assets of Seller defined in Section 1 below.

B. **WHEREAS**, Seller and Buyer have no prior affiliation and are entering into this Agreement following arms' length negotiations conducted in good faith.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants, agreements, representations and warranties hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

AGREEMENT

1. **Sale/Purchased Assets**.

1.1 Subject to the terms and conditions set forth herein and upon Seller's receipt of the Purchase Price as set forth below in Section 4.1, on the Closing Date, Buyer shall purchase from Seller, and Seller shall sell, convey, assign and transfer to Buyer, all of Seller's right, title and interest in and to the assets listed on Exhibit 1.1 (collectively, the "***Purchased Assets***").

1.2 The Purchased Assets will be sold, assigned, transferred and conveyed to Buyer on the Closing Date on a "AS IS" and "WHERE IS" basis, with no representations or warranties other than those specifically set forth below, but free of any and all pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements of any nature whatsoever (collectively, ***"Encumbrances"***).

2. **Excluded Assets**.

2.1 Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any of the Excluded Assets and the Excluded Assets shall be retained by Seller. For purposes of this Agreement, "***Excluded Assets***" shall include all assets of the Seller other than the Purchased Assets, including, but not limited to, the following items: (i) all cash, cash equivalents and uncashed checks received on or before the Closing Date (as defined below); (ii) accounts receivable; (iii) any right that Seller has with respect to deposits, insurance refunds, tax refunds, claims for tax refunds and tax attributes arising prior to the Closing Date; (iv) any prepaid taxes of Seller attributable to pre-Closing tax periods; (v) to the extent the transfer

contemplated herein is prohibited by any license or other agreement with a third party, any third-party software or other licensed products that may be installed on or attached to the Purchased Assets delivered to Buyer; (vi) except as set forth on Exhibit 1.1, any and all rights, title and interest in any litigation, claims, causes of action whether known or unknown, asserted or unasserted, for any action, conduct, or omissions arising prior to the Closing Date;(vii) corporate minute books, and other books and records that do not relate to the Purchased Assets; (viii) all existing insurance policies and any rights, claims or interests granted under those policies; (ix) the Purchase Price and any other rights or obligations granted to the Seller under this Agreement; and (x) goodwill of Seller.

3. **Assumed/Excluded Liabilities**.

3.1 Buyer hereby agrees to assume only those liabilities arising solely after the Closing Date with respect to the Purchased Assets (collectively, the "***Assumed Liabilities***").

Except for the Assumed Liabilities or as otherwise expressly set forth in this Agreement, Buyer shall not assume and shall have no responsibility with respect to, any other liabilities, indebtedness or obligations of Seller, known or unknown, absolute or contingent, accrued or unaccrued, whether due or to become due, including any and all liabilities with respect to the Purchased Assets arising prior to the Closing Date (the "***Excluded Liabilities***").

4. **Consideration**.

4.1 In consideration of the sale, conveyance, assignment, and transfer of the Purchased Assets and in full payment therefor, and after satisfaction of the conditions listed below, Buyer agrees to pay Seller an aggregate amount of one million six hundred twenty-six thousand two hundred forty-one dollars and seventy-one cents ($1,626,241.71) (the "***Purchase Price***"). The Seller acknowledges that Buyer has provided to Seller an earnest money deposit of thirty-seven thousand dollars ($37,000) in connection with the negotiation of this Agreement (the "***Deposit***"), which deposit shall be fully credited against the Purchase Price. The Buyer shall pay the Purchase Price (less the Deposit and less the Expense Reimbursement Amount) to Seller at the Closing by wire transfer to the wire instructions set forth in Exhibit 4.1, or such other method as mutually agreed upon by the parties.

5. **Closing**.

5.1 The consummation of the purchase and sale of the Purchased Assets (the "***Closing***") shall take place at the offices of the Seller, 3900 Paseo del Sol, Santa Fe, NM 87507 or at such other address designated by Buyer, on the date (the "***Closing Date***") that is earliest to occur of (a) the date hereof, if Seller's acquisition of NextTrip Holdings, Inc. ("***Next Trip***") pursuant to the Share Exchange Agreement, substantially in the form attached hereto as Exhibit 5.1 (the "***Next Trip Agreement***") has been consummated prior to the Signing Date and Seller meets the requirements of NASDAQ guidance to avoid deeming the Seller a shell company for purposes of the NASDAQ Capital Market's listing standards, (b) the date that Seller's acquisition of Next Trip is consummated or the date that the Next Trip Agreement terminated in accordance with its terms, if such consummation or termination occurs after the Signing Date and Seller meets the requirements of NASDAQ guidance to avoid deeming the Seller a shell company for purposes of

the NASDAQ Capital Market's listing standards and (c) the date that Seller satisfies NASDAQ guidance to consummate the Seller's acquisition of Next Trip pursuant to the Next Trip Agreement without deeming the Seller a shell company for purposes of the NASDAQ Capital Market's listing standards. If the Closing does not occur on or prior to January 31, 2024, or such later date upon which Buyer and Seller agree in writing, this Agreement shall terminate upon written notice of termination given by Buyer to Seller, and thereupon this Agreement shall become null and void and no party hereto will have any further rights or obligations hereunder, except that the Seller shall promptly (and in any event within two business days) refund and return the Deposit in full to Buyer, and Seller's obligation to refund the Deposit pursuant to this Section 5.1, the terms and conditions set forth in Section 9 and such other terms and condition set forth herein that explicitly survive termination of this Agreement shall survive such termination.

5.2 Except as otherwise provided in this Section, upon Closing, (i) title to the Purchased Assets shall pass to Buyer, and (ii) Seller shall execute the following assignments, conveyances and bills of sale to convey to Buyer title to all of the Purchased Assets, subject to the Encumbrances, in accordance with Section 1.2 of this Agreement: (i) an assignment and bill of sale (the "***Bill of Sale***"), in the form attached hereto as Exhibit 5.2(i), (ii) a patent assignment agreement (the "***Patent Assignment Agreement***"), in the form attached hereto as Exhibit 5.2(ii), and (iii) a trademark assignment agreement (the "***Trademark Assignment Agreement***" and, together with the Bill of Sale and the Patent Assignment Agreement, the "***Ancillary Agreements***"), in the form attached hereto as Exhibit 5.2(iii).

5.3 On and after the Closing Date, Seller shall make available to Buyer for Buyer's possession the Purchased Assets at Seller's facilities or such other place(s) as the parties may mutually agree upon in writing, *provided, however*, that the expenses of retrieving, removing and transferring the Purchased Assets shall be borne exclusively by Buyer. For all software included within the Purchased Assets not previously delivered, Seller shall make available to Buyer all copies of such Software in Seller's possession or control by electronic means as Buyer may reasonably request.

6. **Conditions to Closing**.

6.1 **Conditions to Buyer's Obligations**. Buyer's obligations hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:

a. All representations and warranties of Seller in Section 7.1 are true and correct in all material respects as of the Effective Date and the Closing Date;

b. The Seller shall have delivered to Buyer one copy of all source code included in the Purchased Assets and the DAC binary from Polaris (the "***Licensed Source Code***"), as well as access to all patents, software documentation (including Github wiki, confluence, user manuals, advanced user guide to manipulate hdf5 files, developer docs, and code-generated docs), and associated know-how included in the Purchased Assets (together with the Licensed Source Code, the "***Licensed IP***") by electronic means as Buyer may reasonably request, and such access shall not have been revoked, rescinded or terminated;

c. On the Effective Date, the Seller has delivered counterpart signature pages to each of the Ancillary Agreements, which signature pages shall automatically, without any other action by or on behalf of the Seller or any other person or entity, be released and delivered on the Closing Date;

d. There shall not have occurred a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Seller; Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Seller at or prior to the Closing;

e. Seller shall have met the requirements of NASDAQ guidance to avoid deeming the Seller a shell company for purposes of the NASDAQ Capital Market's listing standards;

f. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Buyer's ownership, conduct or operation of the Purchased Assets, following the Closing shall be in effect, nor shall there be pending or threatened any suit, action or proceeding by any governmental or regulatory entity or authority seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and

g. Seller shall have delivered a certificate, dated as of the Closing Date, and executed by the Seller by its Chief Executive Officer, to the effect that each of the conditions set forth in this Section 6.1 has been satisfied.

6.2 **Conditions to Seller's Obligations.** Seller's obligations to consummate the Closing on the Closing Date shall be subject the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:

a. the delivery by Buyer of the net Purchase Price as provided in Section 4.1; and

b. All representations and warranties of Buyer in Section 7.2 are true and correct in all material respects as of the Effective Date and the Closing Date;

7. **Representations and Warranties**.

7.1 **Seller's Representations and Warranties**. Except as to Seller's representations and warranties provided below, the Purchased Assets are being sold "AS IS" and "WHERE IS" with no express or implied representation and warranties of any kind, nature, or type whatsoever from, or on behalf of Seller except that:

a. Seller (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and (ii) has all requisite corporate power and authority to execute, deliver, and perform the transactions contemplated hereby;

b. The execution, delivery, and performance by Seller of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions on the part of Seller. The execution of this Agreement and each of the Ancillary Agreements by Seller constitutes, or will constitute, a legal valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors' right generally and general principles of equity;

c. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Buyer (or any of its properties) is required for (i) Seller's execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith, including, without limitation, the Ancillary Agreements) or (ii) the consummation by Seller of the transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable) and is still in full force and effect;

d. Seller has not made, and is not subject to, any other judgment, order, agreement, contract, or arrangement of any kind with any other party with respect to the Purchased Assets which would in any way prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or give rise against Buyer, or either one of them, to any claim, demand, cause of action, or liability as a result of the execution or consummation of this Agreement and the Ancillary Agreements; and

e. All rights, title and interests of Seller with regard to the ownership and possession of the Purchased Assets are rights, title and interests held by Seller. Pursuant to this Agreement and the Ancillary Agreements, Seller sells, assigns, and transfers all of its rights, title and interests in and to the Purchased Assets to Buyer. Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Encumbrances.

f. There is no litigation, suit, action, arbitration, inquiry, investigation or proceeding pending or, to the knowledge of Seller, threatened, before any court, agency or other governmental body against Seller (or any corporation or entity affiliated with Buyer) regarding the Purchased Assets or which seek to enjoin or prohibit or otherwise prevent the transactions contemplated hereby.

g. Except as set forth in Exhibit 7.1(g), there is no third-party Intellectual Property contained in or included with any Purchased Assets.

h. Except as set forth in Exhibit 7.1(h), Seller has not incurred any brokerage commission or finder's fee with respect to the transactions contemplated hereby.

i. The Seller is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller or any of its subsidiaries. The Seller is solvent as of the date of this Agreement, and the Seller will,

after giving effect to all of the transaction contemplated by this Agreement, the payment of all other amounts required to be paid in connection with the consummation contemplated by this Agreement and the payment of all related fees and expenses, be solvent after the Closing. As used in this Section, "solvent" means, with respect to a particular date, that on such date, (i) the sum of the assets, at a fair valuation of the Seller (on a consolidated basis) will exceed its debts, (ii) the Seller has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature and (iii) Seller has sufficient capital and liquidity with which to conduct its business.

7.2 **Buyer 's Representations and Warranties** Buyer represents and warrants to Seller, as follows:

a. Buyer (i) is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and (ii) has all requisite corporate power and authority to execute, deliver, and perform the transactions contemplated hereby;

b. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of Buyer. The execution of this Agreement by Buyer constitutes, or will constitute, a legal valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors' right generally and general principles of equity;

c. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Buyer (or any of its properties) is required for (i) Buyer's execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith) or (ii) the consummation by Buyer of the transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable) and is still in full force and effect;

d. No person or entity acting on behalf of Buyer or any of its affiliates or under the authority of any of them is or will be entitled to any "brokers" or "finders" fee or any other commission or similar fee, directly or indirectly, from Buyer or any of its affiliates in connection with any of the transactions contemplated by this Agreement; and

e. There is no litigation, suit, action, arbitration, inquiry, investigation or proceeding pending or, to the knowledge of Buyer, threatened, before any court, agency or other governmental body against Buyer (or any corporation or entity affiliated with Buyer) which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated hereby.

8. **Covenants**.

8.1 **Confidential Information.** All copies, if any, of financial information, pricing, marketing plans, business plans, and other confidential and/or proprietary information of

Seller disclosed to Buyer in the course of negotiating the transactions contemplated by this Agreement, including the terms of this Agreement ("***Seller Confidential Information***"), will be held in confidence and not be used or disclosed by Buyer or any of its employees, affiliates or stockholders, *provided, however,* that from and after the execution of this Agreement, the foregoing covenant shall not be applicable to any Seller Confidential Information included in the Purchased Assets, and all such information shall be held in confidence by Seller and not used or disclosed by Seller or any of its employees, affiliates or stockholders. It is agreed that Seller's Confidential Information will not include information that: (a) is proven to have been known to Buyer prior to receipt of such information from Seller; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to Seller; (c) is now, or later becomes, part of the general public knowledge or literature, other than as a result of a breach of this Agreement by Buyer; or (d) is independently developed by Buyer without the use of any Seller Confidential Information.

8.2 **Transfer Taxes**.

a. Buyer and Seller shall each bear 50% of any sales, transfer, value added, use or other similar taxes, duties, claims or charges related to the purchase of the Purchased Assets under this Agreement (excluding, for the avoidance of doubt, income and similar taxes) and the cost of preparing tax returns in respect of such taxes. Buyer and Seller agree to reasonably cooperate to minimize any such taxes, including by transferring the Purchased Assets by remote electronic transmission or "load and leave" procedures.

b. In the case of any personal property taxes (or other similar taxes) attributable to the Purchased Assets for which taxes are reported on a tax return covering a period commencing before the Closing and ending thereafter (a "***Straddle Period Tax***"), any such Straddle Period Taxes shall be prorated between, and borne by, Buyer and Seller on a per diem basis.

c. The party required by law to pay any tax described in this Section 8.2 (the "Paying Party") shall file the tax return with respect to such tax within the time period prescribed by law and shall timely pay such tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the "Non-Paying Party") with notice of payment, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party's share of such taxes.

8.3 **Purchase Price Allocation**. Buyer and Seller shall each file their respective tax returns and make all reporting for applicable tax purposes in a manner consistent with the allocation of the Purchase Price among the Purchased Assets reflected in Exhibit 8.3, except as required by a taxing authority following a good faith resolution of an audit or examination.

8.4 **Seller Employees and Employee Benefits.** Buyer may, in its sole discretion, offer employment or engagement as a consultant, to any or all of the employees of the Seller. Notwithstanding by which means Buyer may exercise this discretion, Seller shall bear any and all obligations and liability under the federal Worker Adjustment and Retraining Notification Act of 1988, and any applicable similar state, local or foreign laws related to plant closings,

relocations, mass layoffs and employment losses (the "***WARN Act***") resulting from employment losses of Seller on or before the Closing Date, whether in connection with the purchase of the Purchased Assets under this Agreement or otherwise. Seller and its subsidiaries and affiliates shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to, or any benefits due to, any person or entity for any service to Seller or any subsidiary or affiliate thereof.

8.5 **Brokerage Commissions or Finder's Fees.** Seller shall indemnify, defend and hold harmless Buyer for, from and against any and all Loss (as defined in Section 10.2) relating to, arising out of, or resulting from any brokerage commission or finder's fee that may be or become due or payable by Seller with respect to the transactions contemplated hereby.

8.6 **Survival of Covenants.** The covenants set forth in this Section shall survive the Closing until fully performed.

9. Covenants of Seller

Seller covenants and agrees with Buyer as follows:

9.1 **Further Assurances.** From and after the Closing Date, Seller shall cooperate with Buyer and promptly sign and deliver to Buyer any and such additional documents, instruments, endorsements and related information and take actions as Buyer may reasonably request for the purpose of effecting the transfer of Seller's title to and possession or control of the Purchased Assets to Buyer and carrying out the provisions of this Agreement.

9.2 **Press Releases and Public Announcements.** Seller shall not issue any press release or make any public disclosure or announcement relating to the financial terms of this Agreement or identify Buyer without Buyer's prior written approval, which shall not be unreasonably withheld. Notwithstanding the foregoing, Seller may disclose certain information relating to this Agreement if required to do so by law or applicable governmental regulation, including without limitation reporting requirements under federal securities laws and stock exchange listing requirements and within its internal corporation organization including its officers, employees, directors, advisors, accountants and lenders.

9.3 **Training**. In order to enable Buyer to understand the operation and use of the Purchased Assets, during the 30-day period following the Closing Date (the "***Training Period***"), Seller will provide at least one technical personnel of Buyer with mutually agreed training services, which training services consist of answering questions and providing verbal and/or written advice with respect to the Purchased Assets ("***Support***"); provided that Seller will be required to provide on-site Support to Buyer only to the extent as agreed in writing. If Buyer wants any engineering services from Seller beyond the scope of Support services, then Seller will use reasonable efforts to provide it. All such additional services will be provided at the hourly rate of $230.00 per hour to be paid by Seller. In addition, upon request after the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing Date, Seller will provide a copy of build data for Buyer-identified software builds stored on Seller's 64 terabyte Synology network attached storage system.

9.4 **COBRA**. Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which Seller is a part (the "***Selling Group***") will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("***COBRA***") to those individuals, if any, who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the purchase of the Purchased Assets under this Agreement (collectively, the "***M&A Qualified Beneficiaries***"). Seller shall indemnify, defend and hold harmless Buyer for, from and against any and all Loss relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to the Seller Group's group health plans. Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the latest expiration of the continuation coverage period for an M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate for Buyer to offer continuation coverage to any M&A Qualified Beneficiaries who are then eligible to participate in COBRA.

9.5 **Non-Compete**. Seller agrees, and shall make best efforts to cause any direct successor in interest to Seller, not to compete with Buyer in the development and sale of software products associated with the additive manufacturing metal industry for three years following the Closing Date.

9.6 **Conduct of Business of the Seller and its Subsidiaries**. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing Date:

a. the Seller shall, and shall cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except for the consummation of the transaction with Next Trip to the extent expressly provided otherwise in this Agreement or as consented to in writing by Buyer) and in material compliance with all applicable laws;

b. the Seller shall, and shall cause each of its subsidiaries to, (i) pay all of its debts (other than ordinary course accounts payable and the like) and taxes when due, subject to good faith disputes over such debts (other than ordinary course accounts payable and the like) or taxes, (ii) pay or perform its other obligations in the ordinary course of business consistent with past practice, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iv) sell its products consistent with past practice as to license, service and maintenance terms and incentive programs and (v) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve

its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

c. the Seller shall promptly notify Buyer of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Seller and the subsidiaries taken together or cause any of the conditions to closing set forth in Section 6 not to be satisfied;

d. the Seller shall use its reasonable best efforts to comply with NASDAQ guidance to avoid being deemed a shell company for purposes of the NASDAQ Capital Market's listing standards;

e. the Seller shall use its reasonable best efforts to consummate its acquisition of Next Trip pursuant to the Next Trip Agreement;

f. the Seller shall promptly notify Buyer if Seller is deemed a shell company for the purposes of the NASDAQ Capital Market's listing standards;

g. the Seller shall promptly notify Buyer promptly following such time as Seller meets the requirements of NASDAQ guidance to avoid being deemed a shell company for purposes of the NASDAQ Capital Market's listing standards.

h. the Seller shall notify Buyer no less than five (5) business days prior to either (i) the closing of the acquisition by Seller of Next Trip pursuant to the Next Trip Agreement; or (ii) the termination of the Next Trip Agreement;

i. the Seller shall promptly provide Buyer with true, correct and complete copies of any amendments, waivers, supplements or other modifications to the Next Trip Agreement;

j. the Seller shall provide Buyer with a true, complete and correct copy of the executed and delivered Next Trip Agreement no later than one business day following the execution and delivery thereof;

k. the Seller shall deliver to Buyer, within three (3) business days of the Effective Date, the Licensed Software and access to the Licensed IP, by electronic means as Buyer may reasonably request; and

l. the Seller shall, and shall cause each of its subsidiaries to, assure that each of its contracts or agreements (other than with Buyer) entered into after the Effective Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Closing, and shall give to Buyer reasonable advance notice prior to terminating any such contract or agreement of the Seller or any of its subsidiaries.

9.7 **Restrictions on Conduct of the Business of the Seller and its Subsidiaries**. Without limiting the generality or effect of the provisions of Section 9.6, during the

period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing Date, the Seller shall not, and shall cause each of its subsidiaries not to, do, cause or permit any of the following (except to the extent consented to in writing by Buyer):

a. enter into any contract or agreement that would constitute a Purchased Asset, or a contract requiring a novation or consent in connection with the Closing, or violate, terminate, adversely amend or otherwise modify (including by entering into a new contract or agreement with such party or otherwise) or waive any of the terms of any of its contracts or agreements that constitute a Purchased Asset;

b. except for advances under the line of credit provided to Seller pursuant to the Next Trip Agreement in an aggregate principal amount not to exceed $400,000, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

c. transfer or license to any person or any rights to any Purchased Assets, or transfer or provide a copy of any Licensed IP to any Person or entity (including any current or former employee or consultant of the Seller or any contractor or commercial partner of the Seller);

d. defer payment of any accounts payable other than in the ordinary course of business consistent with past practice;

e. acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its and the Subsidiaries' business, or enter into any contract with respect to a joint venture, strategic alliance or partnership, other than the consummation of the acquisition of Next Trip pursuant to the Next Trip Agreement;

f. make any changes to Article IX (Conditions to Closing) or Article X (Termination) of the Next Trip Agreement prior to the execution and delivery thereof, without first providing reasonable advance notice to Buyer of any such changes (including a copy thereof) and considering in good faith Buyer's reasonable comments thereto;

g. amend, waive, supplement, terminate or otherwise modify any of the terms, provisions or conditions set forth in the Next Trip Agreement following the execution and delivery thereof; or

h. take or agree in writing or otherwise to take, any of the actions described in this Section 9.7.

If the Seller desires to take an action which would be prohibited pursuant to this Section 9.7, prior to taking such action, the Seller may request consent by sending e-mail to each of the following individuals:

Sam Friedrich
E-Mail: sfriedrich@divergent3d.com

or

Steve Millsap
E-Mail: smillsap@divergent3d.com

Either of the individuals set forth above may grant consent on behalf of the Buyer to the taking of any action which would otherwise be prohibited pursuant to this Section 9.7 by e-mail or such other notice that complies with the provisions of Section 15.

9.8 **License**. Seller hereby grants Buyer a non-exclusive, non-transferable, non-sublicensable (except as set forth below), limited, irrevocable (except as set forth herein), worldwide, royalty-free license to: (i) use, reproduce, prepare derivative works of, execute, and perform the Licensed IP and derivative works thereof; (ii) incorporate, merge, link and bundle all or any portion of the Licensed IP and derivative works thereof into Buyer's products and otherwise develop, enhance, customize, document, test, support and maintain the Licensed IP and Buyer's products; (iii) under all patents that are Licensed IP, make, have made, use, sell, offer for sale, import and export any products or services and practice any method in connection therewith; and (iv) have any of the foregoing performed on behalf of Buyer, in each case (i) – (iii) only for testing, evaluation, and commercialization purposes. This license may be sublicensed only to affiliates and customers of Buyer. This license may be revoked by Seller solely in the event of (w) Buyer's termination of the APA in bad faith, (x) Buyer's failure to effectuate the Transaction as of the Closing Date in bad faith, (y) Buyer's termination of the APA pursuant to Section 14.1(iv) or Section 14.1 (v) below, or (z) Seller's termination of this Agreement pursuant to Section 14.1(ii) below. Upon any revocation of this license, the parties will negotiate terms regarding continuation of such license in good faith.

9.9 **Survival of Covenants.** Each of the covenants set forth in this Section 9 shall survive the Closing or termination of this Agreement until fully performed.

10. **Survival of Warranties and Indemnification**.

10.1 **Survival of Warranties.** All representations and warranties made by any party herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period of one (1) year after the Closing Date.

10.2 **Indemnified Losses.** For the purpose of this Agreement and when used elsewhere in this agreement, "***Loss***" shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys' fees and other legal costs and expenses relating thereto.

10.3 **No Indemnification by Seller.** Except for the limited representations and warranties specifically set forth above, Seller is selling to Buyer the Purchased Assets defined in

this Agreement on an "AS IS" and "WHERE IS" basis, clear of any known Encumbrances, with no representations or warranties as to merchantability, fitness or usability or in any other regard. Except as provided in Sections 8.5 and 9.4, Seller does not agree to defend, indemnify or hold harmless Buyer, any parent, subsidiary or affiliate of Buyer or any director, officer, employee, stockholder, agent or attorney of Buyer or of any parent, subsidiary or affiliate of Buyer from and against and in respect of any Loss which arises out of or results from the transactions described herein.

11. **Further Assurances; Transitional Trademark License; Wrong Pockets**.

a. The parties hereto agree to assist one another in good faith with respect to the transition of the Purchased Assets to Buyer.

b. Transitional Trademark License

i. Subject to the terms and conditions of this Agreement, Buyer hereby grants to Seller during the License Term (defined in Section 11(b)(iii) below) a non-exclusive, non-transferable, non-sublicensable, worldwide and royalty-free license to use the trademarks listed on Exhibit 11.b.i (the "Licensed Trademarks") solely to the extent necessary to wind down and cease all use of the Licensed Trademarks in the Seller's business.

ii. Buyer reserves all rights in the Licensed Trademarks not expressly granted herein. Buyer does not grant any implied rights to the Licensed Trademarks under any theory. Seller acknowledges Buyer's exclusive ownership of the Licensed Trademarks. Seller agrees not to take any action inconsistent with such ownership. All goodwill and benefits arising from Seller's use of the Licensed Trademarks will automatically vest solely in Buyer. Seller's use of the Licensed Trademarks will not tarnish, blur, or dilute the quality associated with the Licensed Trademarks or the associated goodwill. Seller's use of the Licensed Trademarks will comply with all trademark usage policies and guidelines provided to Seller by Buyer. Upon request, Seller shall promptly provide Buyer with samples of materials that use the Licensed Trademarks for quality control purposes. Seller will, as directed by Buyer, modify or cease use of the Licensed Trademarks upon notice from Buyer for any failure to comply with Buyer's trademark policies and guidelines (including any failure to meet Buyer's quality control standards).

iii. As used in this Section 11(b), "License Term" means the period commencing on the Closing Date and running through and including the thirtieth (30th) day thereafter.

c. If, at any time within six (6) months of the Closing Date, Buyer or Seller becomes aware that any of the Purchased Assets has not been transferred and delivered to Buyer, it shall promptly notify the other, and the parties shall, as soon as reasonably practicable, ensure that such property is transferred and delivered to Buyer, at Seller's expense and for no additional consideration.

11.2 **Survival of Covenants.** Each of the covenants set forth in this Section 11 shall survive the Closing or termination of this Agreement until fully performed.

12. **AS-IS Sale; Warranty Disclaimer**.

12.1 EXCEPT AS SET FORTH HEREIN, THE PURCHASED ASSETS ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

12.2 BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY ALL OF ITS RIGHT, TITLE AND INTEREST IN AND TO THE PURCHASED ASSETS TO BUYER AND BUYER SHALL ACCEPT THE PURCHASED ASSETS "AS IS, WHERE IS, WITH ALL FAULTS." BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS ARE BEING SOLD "AS IS, WHERE IS, WITH ALL FAULTS."

12.3 BUYER ACKNOWLEDGES TO SELLER THAT BUYER WILL HAVE THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE PURCHASED ASSETS AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE PURCHASED ASSETS AND ITS ACQUISITION THEREOF. BUYER FURTHER WARRANTS AND REPRESENTS TO SELLER THAT BUYER WILL RELY SOLELY ON ITS OWN REVIEW AND OTHER INSPECTIONS AND INVESTIGATIONS IN THIS TRANSACTION AND NOT UPON THE INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO. BUYER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER'S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

12.4 BUYER UNDERSTANDS THAT SELLER IS UNABLE TO TRANSFER THE THIRD PARTY INTELLECTUAL PROPERTY IDENTIFIED ON EXHIBIT 7.1(G) WITHOUT THE EXPRESS WRITTEN CONSENT OF THAT

PARTY, WHICH WILL NOT BE OBTAINED OR SOUGHT BY SELLER AS A PART OF THIS AGREEMENT. BUYER SHALL ACCEPT FULL RESPONSIBILITY FOR COMMUNICATING WITH THIRD PARTIES IDENTIFIED ON EXHIBIT 7.1(G) AND SHALL PAY ANY AND ALL LICENSING OR OTHER FEES, COSTS, EXPENSES OR CHARGES THAT MAY BE ASSOCIATED WITH USING SUCH THIRD PARTY ASSETS.

13. **Limitation of Liability**.

13.1 NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE OR OBLIGATED WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (I) FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST DATA OR (II) FOR ANY MATTER BEYOND ITS REASONABLE CONTROL.

14. **Termination of Agreement**.

14.1 **Termination**. This Agreement may be terminated: (i) by mutual written consent of Seller and Buyer; (ii) by Seller if Buyer does not pay the Purchase Price to Seller in the time and manner required by Section 4 hereof or otherwise does not comply with this Agreement; (iii) by Buyer if Seller fails to provide Seller's deliveries specified in Section 5.2; (iv) by Buyer if Seller breaches any of Seller's covenants set forth herein or (v) by Buyer if the Closing Date does not occur by January 31, 2024. Promptly (and in any event within two business days) following the termination of this Agreement, Seller shall refund and return the Deposit in full to Buyer.

14.2 **License Non-Revocation**. In the event of Seller's termination of the APA in bad faith, or Seller's failure to effectuate the Closing as of the Closing Date for reasons other than due to Buyer's bad faith action or inaction, the license set forth in Section 9.8 shall become irrevocable. This Section 14.2 shall survive termination of this Agreement.

15. **Notices**.

15.1 Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally, or mailed by first-class U.S. mail, postage prepaid to the respective addresses of the parties as set below (or such other address as a party may designate by ten (10) days written notice) on the parties as set forth below:

To Buyer: Divergent Technologies, Inc.
Attn: CEO
Address: 19601 Hamilton Avenue,
Torrance CA 90502
E-Mail: kczinger@divergent3d.com

With a copy to:	Legal Department Attn: General Counsel Address: 19601 Hamilton Avenue, Torrance CA 90502 E-Mail: legal@divergent3d.com
To the Seller:	Sigma Additive Solutions, Inc. Attn: Jacob Brunsberg, Chief Executive Officer Address: 3900 Paseo del Sol Santa Fe, New Mexico 87507 E-Mail: Jacob.Brunsberg@sigmaadditive.com

16. **Non-Waiver**.

16.1 No failure to exercise, and no delay in exercising, on the part of any party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder.

17. **Severability**.

17.1 If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

18. **Choice of Law**.

18.1 This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of, the State of Delaware without regard to conflicts of law provisions thereof.

19. **Attorney 's Fees and Expenses**.

19.1 Except as otherwise provided in Sections 8.5 and 9.4, Buyer and Seller shall each bear their own expenses incurred in connection with the transactions contemplated by this Agreement; provided that Buyer shall reimburse Seller for reasonable legal fees and expenses incurred by Buyer from the Effective Date through and including the Closing Date, in an amount not to exceed $75,000 (such amount, the "**Expense Reimbursement Amount**").

20. **Modifications in Writing**.

20.1 Any waivers or amendments of this Agreement or any provision hereof shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.

21. **Waiver of Jury Trial**.

21.1 SELLER AND BUYER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

22. **Submission to Jurisdiction and Selection of Forum**.

22.1 EACH PARTY HERETO (A) AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN (I) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA OR IN THE EVENT THAT SUCH COURT LACKS SUBJECT MATTER JURISDICTION OVER THE ACTION OR PROCEEDING, (II) IN AN APPROPRIATE STATE COURT LOCATED IN THE COUNTY OF LAS VEGAS, NEVADA (HEREAFTER REFERRED TO AS THE "***CHOSEN COURT***") AND (B) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (C) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (D) WAIVES ANY ARGUMENT THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY THERETO, AND (E) AGREES THAT SERVICE OR PROCESS UPON ANY PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 15.1 OF THIS AGREEMENT.

23. **Complete Agreement**.

23.1 All parties agree that this Agreement, together with any certificate, schedule or exhibit delivered pursuant hereto, is the complete and exclusive statement of the mutual understanding of the parties with regard to its subject matter, and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

24. **Counterparts/Facsimile Signature**.

24.1 This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This

Agreement may be executed by .PDF or facsimile signature, and any such .PDF or facsimile signature shall be deemed to be an original signature.

(*signature page follows*)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

BUYER:

DIVERGENT TECHNOLOGIES, INC, a Delaware corporation

By: */s/ Lukas Czinger*
Name: Lukas Czinger
Title: Chief Operating Officer

SELLER:

SIGMA ADDITIVE SOLUTIONS, INC, a Nevada corporation

By: */s/ Jacob Brunsberg*
Name: Jacob Brunsberg
Title: Chief Executive Officer